Exhibit 10.3

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on the 1st day of May, 2009 (the “Effective Date”), between Residential Funding Company, LLC, a Delaware limited liability company (“Seller”), and GMAC LLC, a Delaware limited liability company (“Purchaser”). All capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to them in the Purchase Agreement (as defined below).

WHEREAS, pursuant to and on the terms and conditions contained in that certain Membership Interest and Share Purchase Agreement, dated as of the March 31, 2009 (the “Purchase Agreement”), between Seller and Purchaser, Seller is selling, assigning and transferring to Purchaser, and Purchaser is purchasing from Seller, and taking assignment and delivery of, among other things, all right, title and interest in and to all of the issued and outstanding limited liability company interests of Residential Funding Securities, LLC, a Delaware limited liability company (“RFS”), and all right, title and interest in and to all of the issued and outstanding share capital of RFC Investments Limited, a private company limited by shares incorporated in England and Wales (“RFCIL”);

WHEREAS, RFCIL owns all of the issued and outstanding share capital of RFSC International Limited, a private company limited by shares incorporated in England and Wales (“RFSC”);

WHEREAS, Seller presently provides, directly or indirectly, certain services to RFS and RFSC, and the parties agree that, during the term of this Agreement, Seller shall continue to render to RFS and RFSC certain services pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises and of the mutual promises herein contained, Seller and Purchaser agree as follows:

ARTICLE I

SERVICES PROVIDED

1.01 Services. Seller shall provide, or shall cause its Affiliates or certain third party service providers (such third party service providers, “Providers”) to provide to RFS and RFSC the services set forth on Schedule A hereto (collectively, the “Services”). The Services shall be provided in accordance with the terms, limitations and conditions set forth in this Agreement. Unless otherwise agreed to by the parties in writing, Seller shall perform the Services with substantially the same degree of care and diligence and using substantially the same business procedures and policies, standards of care and internal controls, including loss prevention controls, as those used by Seller in providing the Services to RFS and RFSC prior to the RFS Closing and RFCIL Closing, respectively. The parties do not intend this Agreement to change, in any material respect, the type, quantity, quality, timeliness or manner of performance of any Services from those provided prior to the RFS Closing or RFCIL Closing, respectively. Further, the Services, to the extent outside the ordinary course of the Services provided hereunder, shall be rendered pursuant to a written request made from time to time by Purchaser.

1.02 Term. Seller shall provide the Services to RFS and RFSC commencing on the Effective Date and continuing for the period(s) of time specified in Schedule A, subject to earlier termination under Section 5.01.

1.03 Use of Services. Purchaser shall cause RFS and RFSC to use the Services for substantially the same purposes and in substantially the same manner as they used such Services prior to the RFS Closing and RFCIL Closing.

1.04 Personnel. All employees of Seller or its Affiliates and those of any Providers hired by Seller or its Affiliates (collectively, “Acquired Company Personnel”) that provide Service to RFS or RFSC as specified in Schedule A will remain employees of Seller, its Affiliates or the Providers, as applicable, and shall not be considered employees of RFS or RFSC. Seller, its Affiliates and the Providers, as applicable, shall be solely responsible for (i) all salaries, benefits and other compensation or payments to Acquired Company Personnel (including subcontractors), (ii) making all deductions and withholdings from its employees’ salaries and other compensation and (iii) the payment of all contributions, taxes and assessments applicable to its employees.

1.05 Access.

(a) Purchaser agrees to provide, or to cause RFS and/or RFSC to provide, Seller with all information reasonably requested by Seller in order to provide the Services required pursuant to this Agreement. Seller shall treat all such information as Confidential Information (as defined below). If Seller or any of its Affiliates is given or gains access, including unintentional or accidental access, to any of RFS’s or RFSC’s computer or electronic systems or data storage, due, directly or indirectly, to Seller’s rendering of the Services, Seller shall limit such access and use solely to the performance of the Services and will not attempt to access such computer system, electronic files, software or other electronic services other than those specifically required to perform the Services. Seller shall (i) limit such access to Acquired Company Personnel who have an express requirement to have such access in connection with this Agreement and (ii) follow all reasonable security rules and procedures of RFS and RFSC for use of RFS’s and RFSC’s electronic resources (provided that RFS or RFSC has informed Seller of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to Seller or its Affiliates and any information obtained by Seller or its Affiliates, regardless of the means, as a result of Seller’s access to, and use of, RFS’s or RFSC’s computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information (as defined below).

(b) If Purchaser or any of its Affiliates is given or gains access, including unintentional or accidental access, to Seller’s, or any of its Affiliate’s or other Person’s who receive any Services from Seller, computer or electronic systems or data storage, due, directly or indirectly, to Seller’s rendering of the Services, Purchaser shall limit, or cause such Affiliates to limit, such access and use solely to the use of the Services and will not attempt to access such computer system, electronic files, software or other electronic services other than as allowed and necessary for the use of the Services. All use of identification numbers and

Transition Services Agreement

passwords disclosed, unintentional or otherwise, to Purchaser or any of its Affiliates and any information obtained by Purchaser or any of its Affiliates, regardless of the means, as a result of Purchaser’s or such Affiliate’s access to, and use of, Seller’s computer and electronic storage systems shall be deemed to be, and shall be treated as, Confidential Information (as defined below).

1.06 Compliance. Seller will, and will cause its Affiliates and Providers to, use commercially reasonable efforts to ensure that all employees, agents or other individuals associated with Seller or such Affiliates or Providers while at RFS’s or RFSC’s facilities, (i) comply with the personnel, operational, safety and security procedures, policies, rules, and regulations applicable to RFS’s or RFSC’s employees and agents (provided that RFS or RFSC has informed Seller of such procedures, policies, rules, and regulations and all changes thereto), as applicable, (ii) comply with the reasonable requests of RFS and RFSC pertaining to personal and professional conduct and (iii) otherwise conduct themselves in a professional and businesslike manner.

ARTICLE II

PAYMENT

2.01 Fees. Pursuant to and in accordance with those certain expense sharing agreements, dated as of the date hereof, between Seller and each of RFS and RFSC, Seller shall charge RFS and RFSC on a monthly basis in arrears the actual costs incurred by Seller (or any Provider, as applicable) for all Services it provided during such month, and RFS and RFSC shall pay Seller for such Services on a monthly basis for the preceding month.

ARTICLE III

PERFORMANCE OF SERVICES

3.01 Performance of Services. Seller will, or will cause its Affiliates and Providers to, use commercially reasonable efforts to perform the Services (i) as described in Section 1.01 and (ii) using Acquired Company Personnel, to the extent then available and then still employed or hired by Seller, that are familiar with the technology, process and procedures used to deliver the Services in accordance with Seller’s past practices, customs, ways and means for providing Services to RFS and RFSC prior to the RFS Closing and RFCIL Closing.

3.02 DISCLAIMER. PURCHASER ACKNOWLEDGES THAT SELLER IS PROVIDING THE SERVICES TO RFS AND RFSC AS AN ACCOMMODATION TO RFS’S AND RFSC’S TRANSITION FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL WARRANTIES AND GUARANTEES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. SELLER DOES NOT MAKE ANY WARRANTY THAT ANY SERVICE COMPLIES WITH ANY LAW, DOMESTIC OR FOREIGN.

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Further, nothing in this Agreement shall be construed as (i) an assumption by Seller of any obligation to increase RFS’s or RFSC’s sales or profits or otherwise to guarantee the business success of RFS or RFSC, (ii) an assumption by either party of any financial obligations of the other party, (iii) the creation of any relationship of employment with any employee of RFS, RFSC or any Acquired Company Personnel, including any of their Affiliates, or (iv) the delegation of any of RFS’s or RFSC’s functions or authority to Seller, it being understood that Seller will, when so requested, make recommendations and offer advice pursuant thereto; provided, that each and every decision with respect thereto shall be, and remain, dependent upon appropriate action of Purchaser’s, RFS’s or RFSC’s authorized officers, as applicable.

ARTICLE IV

COVENANTS

4.01 Mutual Cooperation. Seller and Purchaser shall reasonably cooperate with each other (and Seller shall reasonably cooperate with RFS and RFSC and Purchaser shall cause RFS and RFSC to reasonably cooperate with Seller) in connection with the performance of any Service provided under this Agreement, including developing reasonable procedures necessary with respect to information sharing, transfer of data and similar matters. Purchaser shall provide, or shall cause RFS or RFSC to provide, Seller with current information concerning the transition plans of RFS and RFSC on a regular basis and Seller shall provide Purchaser, RFS and RFSC, as applicable, with such information as is reasonably necessary to assist RFS and RFSC with such transition. Seller shall use commercially reasonable efforts to maintain staffing at levels capable of delivering Services in a timely manner, consistent with past practice.

4.02 Title to Data. Except as otherwise provided in this Agreement or the Purchase Agreement, each party acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any Intellectual Property that is owned or licensed by the other party by reason of the Services provided under this Agreement.

4.03 Continued Performance. Each party agrees that it will, unless otherwise directed by the other party, continue performing its obligations under this Agreement while any dispute is being resolved, unless and until this Agreement expires or is terminated in accordance with its terms.

4.04 Confidentiality. Each party acknowledges that in the performance of such party’s obligations under this Agreement, it may come into possession of certain confidential and proprietary information relating to the business of the other party or its Affiliates (collectively, the “Confidential Information”). Each party, on behalf of itself and its employees and agents, warrants and guarantees that it will use all reasonable means to safeguard and maintain the confidentiality of the Confidential Information and will use the Confidential Information only in fulfilling its obligations and exercising its rights under this Agreement and neither party will disclose any of the Confidential Information of the other party to any third party without the other party’s prior written consent, except that Confidential Information may be disclosed (i) to the extent requested by any regulatory authority, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) in connection with the exercise of any remedies under this Agreement or any suit, action or proceeding relating to this Agreement or the enforcement of rights under this Agreement, (iv) to the extent such Confidential Information becomes publicly available other than as a result of a breach of this Section 4.04 or (v) to the

Transition Services Agreement

extent such Confidential Information becomes available to a third party from a source other than Purchaser, its Affiliates or Seller that is not subject to any confidentiality restrictions, as applicable. If either party becomes legally compelled by law, process or order of any court, governmental agency or otherwise to disclose any Confidential Information, such party shall give the other party prompt notice thereof to permit such other party to seek a protective order or to take other appropriate action. A party will be relieved of its confidentiality obligations under this Section 4.04 only to the extent that, in the opinion of reputable legal counsel, it becomes legally compelled to disclose Confidential Information, subject to protective orders or other restrictions imposed on or granted by the court, governmental agency or other entity receiving the Confidential Information.

ARTICLE V

DEFAULTS AND REMEDIES

5.01 Termination. Purchaser may terminate the Services, in whole or in part, upon 30 days’ prior written notice to Seller. No such termination shall affect the obligation of Purchaser to pay to Seller any amounts payable under this Agreement. During the first six months following the RFS Closing and the RFCIL Closing (the “Transition Period”), Seller shall not (and, as applicable, shall cause each Provider not to) terminate any Services without the prior written consent of Purchaser (which consent may be withheld by Purchaser in its sole discretion). After the Transition Period, Seller shall provide Purchaser with ninety (90) days written notice if Seller determines it no longer desires (or it no longer desires a Provider) to provide a Service.

5.02 Defaults. A party shall be deemed to be in default (“Default”) under this Agreement upon the occurrence of any one or more of the following events with respect to it:

(a) Failure by RFS or RFSC to make any payment set forth in Section 2.01 when due under this Agreement if such failure continues for five days after receipt of written notice thereof from Seller; or

(b) Failure by either party to perform in all material respects or observe any obligation or condition of this Agreement to be performed or observed by such party if such failure continues for five days after receipt of written notice thereof is given by the other party.

5.03 Remedies; Exculpation. Following the occurrence of a Default by one party, the other party may, at such party’s option, terminate or suspend its obligations under this Agreement. In addition, such party may pursue any other remedy provided in this Agreement or otherwise available to it under applicable law or in equity, including specific performance; provided, that in no event shall Seller become liable under this Agreement for amounts, in the aggregate, that exceed the amounts paid to Seller for the provision of Services under this Agreement, except with respect to Seller’s fraud, willful misconduct or gross negligence.

Transition Services Agreement

5.04 Limitations on Liability.

(a) EACH PARTY EXPLICITLY AGREES THAT SELLER SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE SERVICES OTHER THAN DAMAGES TO THE EXTENT ARISING FROM SELLER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN NO EVENT SHALL SELLER BE LIABLE TO PURCHASER OR ITS AFFILIATES OR ANY OTHER PERSON OR ENTITY BY REASON OF THIS AGREEMENT FOR INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES OF ANY KIND OR NATURE, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS OR DAMAGE TO OR LOSS OF USE OF ANY PROPERTY, ANY INTERRUPTION OR LOSS OF SERVICE OR ANY LOSS OF BUSINESS.

(b) Purchaser and its Affiliates shall not have any liability under this Agreement for damages, losses or expenses suffered by Seller or its Affiliates as a result of the performance or non-performance of such party’s obligations hereunder, unless such damages, losses or expenses are caused by or arise out of the fraud, willful misconduct or gross negligence of Purchaser or its Affiliates. In no event shall Purchaser or its Affiliates have any liability to Seller or its Affiliates for indirect, incidental or consequential damages.

5.05 Effect of Termination. Upon termination of this Agreement pursuant to Section 5.01, the following terms shall apply:

(a) Except as set forth in this Section 5.05, the rights and obligations of each party under this Agreement shall terminate;

(b) The rights and obligations of the parties under Section 3.02 (Disclaimer), Section 4.02 (Title to Data), Section 4.04 (Confidentiality), Section 5.03 (Remedies; Exculpation) and Article VI (as such Article pertains to such surviving Sections) shall survive the termination of this Agreement. The rights and obligations of the parties under Section 4.04 (Confidentiality) shall remain in full force and effect notwithstanding such termination for a period of two years;

(c) All amounts due and owing to Seller for Services provided prior to termination of this Agreement shall be paid promptly; and

(d) All written Confidential Information shall be promptly destroyed upon written request of the party that disclosed such Confidential Information.

ARTICLE VI

GENERAL PROVISIONS

6.01 Expenses. Each party to this Agreement shall bear its own expenses with respect to the transactions contemplated by this Agreement.

6.02 Contact Person. Seller and Purchaser shall each designate one or more contact persons for all matters relating to this Agreement. Seller’s point of contact person will initially be Bob Conway, and Purchaser’s point of contact person will initially be Taze Rowe (each individually a “Contact Person” and together, the “Contact Persons”). Changes in either party’s Contact Person shall be communicated to the other party not less than 10 days prior to the effective date of such change.

Transition Services Agreement

6.03 Waiver of Compliance. Any failure of a party to comply with any obligation, covenant, agreement or condition in this Agreement may be waived in writing by the other party to this Agreement, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.04 Amendment and Assignment. This Agreement may not be amended except by an amendment signed by each party to this Agreement. Seller may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld; provided, that Seller shall be permitted to use third party service providers to perform the Services. Purchaser may not assign or otherwise transfer any of their rights or obligations under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, that Purchaser shall be permitted to assign or transfer any of its rights or obligations under this Agreement to any successor in interest to RFS or RFSC that acquires all or substantially all of the assets and liabilities of RFS or RFSC, including the obligations under this Agreement. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect.

6.05 Notices. Each party shall give the other party no less than five business days’ prior written notice with respect to matters that require such party’s prior consultation and approval, and neither party shall unreasonably delay required responses. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, as follows:

If to Seller:

Residential Funding Company, LLC

c/o Residential Capital, LLC

One Meridian Crossings, Suite 100

Minneapolis, Minnesota 55423

Attn: General Counsel

Telephone: (952) 857-6415

Facsimile: (952) 352-0586

If to Purchaser:

GMAC LLC

200 Renaissance Center

Mail Code 482-B09-B11

Detroit, Michigan 48265

Attn: General Counsel

Telephone: (313) 656-6128

Facsimile: (313) 566-0390

Transition Services Agreement

or such other address as the person to whom notice is to be given has furnished in writing to the other parties. A notice of change in address shall not be deemed to have been given until received by the addressee.

6.06 Counterparts. This Agreement may be executed in counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.07 Headings. The headings preceding the text of Articles and Sections of this Agreement and the Schedules thereto are for convenience only and shall not be deemed part of this Agreement.

6.08 Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS (BOTH SUBSTANTIVE AND PROCEDURAL), AND NOT THE CONFLICT OF LAWS PRINCIPLES OF, THE STATE OF DELAWARE.

6.09 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except as aforesaid, no provision of this Agreement shall be deemed to confer any remedy, claim or right upon any third party, including any employee or former employee of Seller or any participant or beneficiary in any benefit plan, program or arrangement.

6.10 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY SUCH PARTY AGAINST THE OTHER IN CONNECTION WITH OR ARISING FROM THIS AGREEMENT.

6.11 Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

6.12 Entire Agreement. This Agreement, together with the Purchase Agreement and the other agreements entered into in connection therewith, sets forth the entire understanding and agreement between the parties as to the matters covered in this Agreement and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect to such understanding, agreement or statement other than any other agreements executed in connection with the Agreement.

6.13 Force Majeure. Neither party shall be responsible to the other for any delay in or failure of performance of its obligations under this Agreement (other than payment obligations under Section 2.01) to the extent such delay or failure is attributable to any cause beyond its control, including any act of God, fire, accident, earthquake, failure of its computers or electronic transmissions, strike or other labor difficulties, war, embargo or other governmental act, or riot; provided, that the party affected thereby gives the other party prompt written notice of the occurrence of any event that is likely to cause any delay or failure setting forth a reasonable estimate of the length of any delay and any expectation that it shall be unable to resume performance; and provided, further, that said affected party shall use its commercially reasonable efforts to expeditiously overcome the effects of that event and resume performance to the extent practicable.

Transition Services Agreement

6.14 No Agency. Nothing in this Agreement shall create a relationship of agency, partnership, or employer/employee between Seller and Purchaser and between Seller and RFS and RFSC, and it is the intent and desire of the parties that the relationship be and be construed as that of independent contracting parties and not as agents, partners, joint venturers, joint employers or a relationship of employer/employee.

Transition Services Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

RESIDENTIAL FUNDING COMPANY, LLC

By:	/s/ James N. Young
Name:	James N. Young
Title:	Chief Financial Officer

GMAC LLC

By:	/s/ Robert S. Hull
Name:	Robert S. Hull
Title:	Chief Financial Officer

Transition Services Agreement

SCHEDULE A

STATEMENT OF WORK

See Attached

FINANCE AND ACCOUNTING

I.	OVERVIEW

This Statement of Work (“SOW”) sets forth each Party’s responsibilities for the services provided by ResCap on behalf and for the benefit of the Broker Dealer including the following:

•	Forecasting and Planning

•	Forecasting and Planning Support

•	Regulatory Support and Reporting

•	Audit Support

•	Accounting Services

•	General Ledger Accounting

•	Regulatory Support and Reporting

•	Audit Support

•	Consolidations and Reporting

•	Account Reconciliation

•	Control Environment

•	Financial Systems Support

•	Treasury Services

II.	KEY SYSTEMS

During the Service Term, the applicable personnel and agents of Broker Dealer and GMAC are granted access to the following systems for use in connection with receipt of Services to be provided to Broker Dealer by ResCap pursuant to this SOW:

•	General Ledger System (currently processed on Peoplesoft)

•	ARCS – Account Reconciliation Control System

•	Essbase – Financial Forecasting and Reporting System

•	Impact

•	Quantum

•	Webseries

If, after the Effective Date, there are additional systems that must be utilized to provide the Services, the parties will amend this SOW to reflect the additional ResCap systems, subject to any additional costs as mutually agreed upon by ResCap and the Broker Dealer.

III.	KEY PERSONNEL

ResCap

•	Joan Panneton, Financial Systems Support

•	Nikki Rock, Senior Accounting Director

•	Rich Richter, Director

•	Brooke Jeffress, Manager Cash Operations

IV.	POLICIES AND PROCEDURES

•	All services described in this SOW will be performed in accordance with Residential Funding Securities, LLC policies and procedures as well as ResCap policies and procedures; and

•	ResCap will provide accounting-finance services in compliance with the applicable laws and regulations of the regulatory examining authorities.

V.	ASSUMPTIONS AND DEPENDENCIES

•

The financial information and general ledger activity related to the Broker Dealer will be recorded in the ResCap Peoplesoft general ledger system and transmitted to GMAC outside of the ResCap consolidated financial results; and

•	The employees providing the services under the SOW will remain employees of ResCap; and

•	The Broker Dealer employees, who are transferred to GMAC as part of the transaction, will become employees of GMAC, LLC or GMAC UK PLC.

VI.	DESCRIPTION OF WORK TO BE PERFORMED – Forecasting and Planning

During the Service Term, Broker Dealer shall be responsible for the following:

•	Provide the overall guidance and direction of the resources aligned to deliver the services under this section of the Statement of Work, including:

•	Key business decisions and assumptions and how they are expected to manifest in current and future business results; and

•	Review and supervision of the individuals performing the services; and

•	Review and approval of all key deliverables ResCap provides under this SOW.

During the Service Term, ResCap will provide the following services to the Broker Dealer:

•	Support for the annual planning consistent with the level and support provided as of the Effective Date; and

•	Support of the periodic forecasting process consistent with the level of support provided as of the Effective Date; and

•	Weekly or as requested by GMAC, prepare estimates for expected future financial performance including the current process for the Weekly Flash reporting; and

•	Prepare month end close estimates; and

•	Provide variance analysis or other analytical support for the above processes or as requested by GMAC; and

•	Prepare management reporting consistent with the level of support provided as of the Effective Date; and

•	Prepare Ad Hoc reporting and analysis support as requested and at levels consistent with that provided as of the Effective Date; and

•	Regulatory reporting and other support at levels consistent with that provided as of the Effective Date, including:

•	Prepare FINRA reporting and other matters

•	Prepare the FOCUS reporting

•	Support for regulatory examinations.

VII.	DESCRIPTION OF WORK TO BE PERFORMED – Accounting Services

During the Service Term, the Broker Dealer shall be responsible for the following:

•	Provide oversight and executive leadership to the ResCap resources providing these services including:

•	Maintain a control environment that will allow timely and accurate accounting information to be posted to the Peoplesoft system; and

•	Ensure that accounting staff working in the ResCap environment are properly managed and supervised; and

•	Maintain an overall control environment to allow the creation of financial statements for the Broker Dealer that are prepared in accordance with GAAP; and

•

Review and approving the reporting and other outputs from the services provided under this SOW to enable the sign-off on the adequacy of the overall control environment and financial reporting for the Broker Dealer; and

•	Provide any and all information to ResCap that is required for ResCap to maintain the control environment and complete the account reconciliations prepared by ResCap.

During the Service Term, ResCap will provide the following Base Services to the Broker Dealer:

•

Maintenance of the General Ledger Accounting to support the Broker Dealer businesses, accounting activity, and reporting consistent with the levels as of the Effective Date with no material adverse changes including:

•	All material transactions will be posted to the financial systems in manner consistent with practices prior to the Effective Date.

•	ResCap will post general ledger activity related to the following activities:

•	Fixed assets;

•	Accounts payable; and

•	Shared vendor costs based on the allocation of the shared vendor invoices.

•

Complete all accounting related activities in accordance with ResCap accounting policies and procedures and U.S. Generally Accepted Accounting Principles (U.S. GAAP), including recoding all general ledger activity related to the Broker Dealer business dealings;

•	Provide the services to allow the following systems to post activity to the general ledger during the Service Term:

•	Settlement System

•	Impact

•	Quantum

•	Provide legal entity and consolidated statements for the Broker Dealer to designated Broker Dealer or GMAC associates;

•	Allow GMAC and the Broker Dealer employees access to Peoplesoft to generate data extracts or other reporting as required by GMAC or the Broker Dealer;

•	Prepare and record the elimination entries consistent with practices prior to the Effective Date;

•	Support the regulatory reporting and examination process as required;

•	Support the audit process as required;

•	Support external and SEC reporting as required;

•

Maintain the control environment over the general ledger, accounting entries noted above and related reporting consistent with the ResCap accounting policies and procedures as part of the overall ResCap control process and environment and in compliance with Sarbanes-Oxley Section 404 and to ensure there are no “significant deficiencies” or “material weaknesses” in the control environment;

•	Advise Broker Dealer or GMAC if there are any “significant deficiencies” or “material weaknesses” within 1 day of discovery.

•	Make no changes from the current scope of the Sarbanes-Oxley testing as it relates to the Broker Dealer and GMAC, unless mutually agreed to by both GMAC and ResCap;

•	Complete account reconciliation services and report results to the Broker Dealer or GMAC for the balance sheet accounts that are currently reconciled by ResCap Employees:

•	All balance sheet account reconciliations will be performed in a timely manner in accordance with ResCap’s Account Reconciliation and Certification Policy.

•

All accounts should be reconciled by the last business day of the following month. “Accelerated” accounts should be reconciled by the 5th business day following final month end close. Month end close is determined by ResCap.

•	Access to ARCS will be unchanged from the access previously provided to the Broker Dealer employees prior to the Effective Date.

VIII.	DESCRIPTION OF WORK TO BE PERFORMED Financial Systems Support

During the Service Term, Broker Dealer will be responsible for the following:

•	Monitor system access, availability, and data integrity;

•	Report any issues to ResCap within four (4) hours of discovery so ResCap can address the issue;

•	Approve changes to the system access or authorized users, adds, deletes, changes, etc;

•	Comply with ResCap’s change management policy and procedures.

During the Service Term, ResCap will provide the following Base Services to Broker Dealer:

•	Support the general ledger system and ARCS in a manner similar to the support prior to the Effective Date;

•	Apply ResCap’s change management policy and process;

•	Maintain user(s) access, delete, adds, changes;

•	Maintain valid licensing for the general ledger system.

IX.	DESCRIPTION OF WORK TO BE PERFORMED Treasury Services

During the Service Term, ResCap will provide the following Base Services to Broker Dealer:

•	Execute all wire transfers as instructed by the Broker Dealer or ResCap Trade Settlement

OPERATIONS

I.	OVERVIEW

This SOW sets forth each Party’s responsibilities for the services provided by ResCap on behalf and for the benefit of the Broker Dealer including the following:

•	Operations Management

•	Trade Settlement

•	Information Technology

II.	KEY SYSTEMS

During the Service Term, the applicable personnel and agents of Broker Dealer are granted access to the following systems for use in connection with receipt of Services to be provided to Broker Dealer by ResCap pursuant to this SOW:

•	Impact

•	Quantum

•	Bloomberg

•	Swapswire

•	Alert

•	Confirms

•	View Finder

•	DTCC/FICC

•	Tradesuite

•	TradeWeb

•	State Street

•	Sales Logix

•	Bloomberg TOMS

If, after the Effective Date, there are additional systems that must be utilized to provide the Services, the parties will amend this SOW to reflect the additional ResCap systems, subject to any additional costs as mutually agreed upon by ResCap and the Broker Dealer.

III.	KEY PERSONNEL

ResCap

•	Tony Harney, COO Operations

•	Kristen Gunderson, Senior Settlement Specialist

•	Courtney Tussing, Senior Settlement Specialist

•	James Graff, BIO

IV.	POLICIES AND PROCEDURES

•	ResCap will provide settlement and operations services in accordance with Residential Funding Securities policies and procedures in addition to ResCap policies and procedures.

•	ResCap will provide settlement and operations services in compliance with the applicable laws and regulations of the regulatory examining authorities.

V.	ASSUMPTIONS AND DEPENDENCIES

•	All systematic data feeds and positional information will still be available to ResCap in the same format and location it is currently available.

•	The availability of Broker Dealer personnel to support the processes and procedures to provide information and clarify information continues unchanged from current practices.

VI.	DESCRIPTION OF WORK TO BE PERFORMED – Operations Management and Settlements

During the Service Term, Broker Dealer shall be responsible for the following:

Broker Dealer senior management has the overall responsibility and supervision to ensure all operations and trade settlement is conducted and completed in accordance with established policies and procedures and in compliance with applicable laws and regulations. They will provide the appropriate direction, supervision and review of the Operations and Trade Settlement associates who provide the services under this SOW to ensure the services and activities are in compliance with applicable policies, procedures and laws and regulations.

During the Service Term, ResCap will provide the following Base Services to the Broker Dealer:

Operations Management

•	Provide over sight and direction to the associates who are providing the services under this SOW

•	Ensure quality service to RFS clients and counterparties

•	Maintain vendor relationships (i.e. FICC, State Street, Impact, etc.)

Settlements

•	Provide all aspects of operational support for the execution and settlement of trades

•	Complete all procedures associated with the FICC process and cash activities with State Street

Information Technology

•	Provide all aspects of the information technology for the broker dealer including:

•	Administration of the WAN

•	Hosting email applications

•	Providing all aspects of the Voice systems and equipment

•	Hosting of all Broker Dealer applications

•	Hosting of all ResCap applications utilized by the Broker Dealer

•	Peoplesoft general ledger

•	Concur Travel and Entertainment Expense reporting system

•	Ariba procurement ordering system

•	Desktop Support and Helpdesk

RISK MANAGEMENT

I.	OVERVIEW

This SOW sets forth each Party’s responsibilities for the accounting and finance services provided by ResCap on behalf and for the benefit of the Broker Dealer including the following:

•	Risk Management

II.	KEY SYSTEMS

During the Service Term, the applicable personnel and agents of Broker Dealer are granted access to the following systems for use in connection with receipt of Services to be provided to Broker Dealer by ResCap pursuant to this SOW:

•	None

If, after the Effective Date, there are additional systems that must be utilized to provide the Services, the parties will amend this SOW to reflect the additional ResCap systems, subject to any additional costs as mutually agreed upon by ResCap and the Broker Dealer.

III.	KEY PERSONNEL

ResCap

•	Allen Larson – Risk Manager

•	Richard Siwicki – Risk Manager

•	Randy Austin – Risk Director

IV.	POLICIES AND PROCEDURES

•	ResCap will provide risk management services in accordance with Residential Funding Securities policies and procedures in addition to ResCap policies and procedures.

•	ResCap will provide risk management services in compliance with the applicable laws and regulations of the regulatory examining authorities.

V.	ASSUMPTIONS AND DEPENDENCIES

•	All systematic data feeds and positional information will still be available to ResCap in the same format and location it is currently available.

•	The availability of Broker Dealer personnel to support the processes and procedures to provide information and clarify information continues unchanged from current practices.

VI.	DESCRIPTION OF WORK TO BE PERFORMED

During the Service Term, Broker Dealer shall be responsible for the following:

•

Management for the Broker Dealer has overall responsibility to manage the overall risks associated with the Broker Dealer business and related business activities. As such, they are responsible for providing:

•	Overall review, supervision and approval of the activities and services provided under the terms and conditions of this SOW;

•	Evaluating the overall risk profile of the Broker Dealer and how that compares with the acceptable tolerance for risks;

•	Monitoring the level and types of risks associated with the Broker Dealer business activities to ensure it is in compliance with all Broker Dealer policies and procedures; and

•	Monitoring all Broker Dealer business activities to ensure compliance with applicable laws and regulations.

During the Service Term, ResCap will provide the following Base Services to the Broker Dealer:

•	Provide secondary valuations for positions held and comparative reporting consistent with the levels and services currently provided with no material adverse changes

•	Representation and communication with the Broker Dealer Risk committee, and monitor and review valuation services

•	Review and approval of counter party risk rankings including monitoring and reviewing new account forms, ongoing counterparty risk and daily counterparty limits, and management addendum processing

•	Market Risk Management:

•	Monitoring and reporting of market risk limits, preparation of monthly risk meeting materials

•	Maintain and update policies and procedures as required and support the internal and external audit processes.

•	Testing of positions and risk limits

•	Review and run various scenarios regarding market and economic conditions and related impact to the Broker Dealer financial / risk positions

•	Securities benchmarking to validate valuations